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                                                                     EXHIBIT 8.2
                                 CLIFFORD CHANCE
                              200 Aldersgate Street
                                 London EC1A 4JJ


                                                                    27 June 2001


The Board of Directors
Danka Business Systems Plc
11201 Danka Circle North
St. Petersburg, Florida 33716
United States



Dear Sirs

Danka Business Systems Plc

We are acting as United Kingdom counsel to Danka Business Systems Plc (the "Company") in connection with Registration Statement on Form S-4 (the "Registration Statement"), filed with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended, up to $100,000,000 in principal amount of new zero coupon senior subordinated notes due April 1, 2004 and up to $200,000,000 in principal amount of new 10% subordinated notes due April 1, 2008 (collectively "the new notes") to be issued by the Company in connection with an offer by the Company to exchange the new notes for up to $200,000,000 in principal amount of the Company's 6.75% convertible subordinated notes, due April 1, 2002.


We hereby confirm that the statements covering United Kingdom tax laws as set forth in the Prospectus included in the Registration Statement (the "Prospectus") under the caption "Material United Kingdom Tax Consequences" subject to the reservations and qualifications set forth in that section of the Prospectus is our opinion on the matters so captioned.

We hereby consent to the use of our name in the Prospectus under the caption "Legal Matters" and to the filing of this letter as an exhibit to the Registration Statement. In giving such consent we do not admit that we come within the category of persons whose consent is required under section 7 of the Act.

Yours faithfully

/s/ Clifford Chance

Clifford Chance LLP